EXHIBIT  4
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                              ASSIGNMENT OF SHARES

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned JEAN HASDENTENFUL ["Assignor"] hereby irrevocably assigns, transfers and delivers to GERARD MUNERA (1,000,000 shares) and to SYNERGEX GROUP PARTNERSHIP (2,500,000 shares) ["Assignee"] an aggregate of 3,500,000 shares of the common stock of Security Biometrics, Inc. Assignor is retaining 40,000 shares of such common stock evidenced by the annexed certificate for 3,540,000 shares. Each Assignee hereby represents and warrants to Security Biometrics, Inc. that (a) he or it is an accredited investor as that term is defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended; (b) he or it has acquired such shares for his or its own account and not with a current view to the sale or distribution thereof; (c) that he or it has acquired such shares in a privately negotiated transaction with the Assignor; and (d) he or it recognizes and acknowledges that such shares are not registered under the Securities Act of 1933, as amended nor are they otherwise freely tradable.

Dated:  November   03,  2001

Assignor                                     Assignee

  /s/  Jean  Hasdentenful                    /s/  Gerard  Munera
-------------------------                    -------------------
  Jean  Hasdentenful                         Gerard  Munera


                                             Synergex  Group  Partnership

                                             By:   /s/  Gerard  Munera
                                                  ---------------------
                                                  Gerard  Munera

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